UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 22, 2007

PharmaNet Development Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-16119 (Commission File Number)	59-2407464 (IRS Employer Identification No.)
504 Carnegie Center, Princeton, NJ 08540
(Address of Principal Executive Offices) (Zip Code)
(609) 951-6800
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Resignation of Directors
     On October 22, 2007, Jack Levine, C.P.A., a member of our board of directors since August 1999, announced his resignation as chairman and member of the board of directors, chairman and member of the audit committee, member of the compensation committee and member of the nominating committee, effective immediately. In connection with Mr. Levine’s resignation, he shall retain any equity awards granted to him, which vested on or before October 22, 2007. In addition, 2,472 shares underlying the restricted stock units, which were granted to Mr. Levine on June 6, 2007 (representing 5/12 of his original grant of 5,933 shares on that date), shall vest, subject to approval by the NASDAQ Stock Market. All other unvested equity awards were forfeited.
     On October 22, 2007, David Lucking, a member of our board of directors since June 2002, announced his resignation as a member of the board of directors, chairman and member of the nominating committee, member of the audit committee and member of the compensation committee, effective immediately. In connection with Mr. Lucking’s resignation, he shall retain any equity awards granted to him, which vested on or before October 22, 2007. In addition, 1,648 shares underlying the restricted stock units, which were granted to Mr. Lucking on June 6, 2007 (representing 5/12 of his original grant of 3,955 shares on that date), shall vest, subject to approval by the NASDAQ Stock Market. All other unvested equity awards were forfeited.
     As a result of these resignations, our board of directors reduced its size from nine to seven members.
Board Reorganization
     On October 24, 2007, the board of directors appointed Peter G. Tombros, a current independent member of the board of directors, as the chairman of the board.
Committee Reorganization
     As a result of the foregoing resignations, effective on October 24, 2007, the members of the committees of the board of directors shall be as follows:
Audit Committee
Arnold Golieb (Chairman)
David M. Olivier
Per Wold-Olsen
     Mr. Golieb, who is currently a member of the Audit Committee, became the chairman of the Audit Committee, and he qualifies as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and the Sarbanes-Oxley Act of 2002. Messer’s Olivier and Wold-Olsen were appointed as new members of the Audit Committee.
     The Board also has determined that all members of the Audit Committee are independent and financially sophisticated as defined by the rules of the SEC and NASDAQ stock market.
Compensation Committee
David M. Olivier (Chairman)
Arnold Golieb
Dr. Lewis Elias
     Mr. Golieb had been the chairman of the Compensation Committee. Mr. Olivier was appointed as a new member and chairman of the Compensation Committee. Dr. Elias was appointed as a new member of the Compensation Committee.
Nominating and Corporate Governance Committee
Peter G. Tombros (Chairman)
Dr. Lewis Elias

David M. Olivier
Rolf A. Classon
     On October 24, 2007, the board of directors combined the duties and functions of the Nominating Committee and Corporate Governance Committee into one Committee, which shall be called the Nominating and Corporate Governance Committee. Mr. Tombros has been the chairman of the Corporate Governance Committee. Messer’s Olivier and Classon and Dr. Elias have been members of the Corporate Governance Committee. Dr. Elias has been a member of the Nominating Committee.
     The directors will continue to receive the same compensation and equity grants as previously awarded for those positions pro-rated for the current year.
Separation of Executive Vice President of Reporting and Analysis and Chief Accounting Officer
     On October 22, 2007, David Natan, who joined the Company in February 2002 and most recently served as Executive Vice President of Reporting and Analysis and Chief Accounting Officer, agreed to a mutual separation, whereby Mr. Natan will no longer be an officer of the Company effective immediately, and he shall remain an employee for up to thirty (30) days from October 22, 2007 as per the terms of his employment agreement.
     The severance agreement between Mr. Natan and the Company is currently being negotiated by the Company. The material terms of his severance, which are otherwise required pursuant to his current employment agreement and were approved by the independent members of the board of directors, are as follows:
•	The Company shall make severance payments to Mr. Natan, in cash, equal to two times Mr. Natan’s current annual base salary. Such cash payment shall be made over a period of twenty-four months;

•	The Company shall arrange to provide Mr. Natan with life, disability, accident and health insurance benefits substantially similar to those currently received by Mr. Natan for a period of twenty-four months; and

•	All long term incentive grants outstanding as of October 22, 2007 shall immediately vest.
     The separation agreement with Mr. Natan, if and when executed, will be filed as an exhibit to a Form 8-K or the Company’s next periodic report.
     Effective October 24, 2007, John P. Hamill, the Company’s current Executive Vice President and Chief Financial Officer, will assume the role of principal accounting officer in addition to his current role as principal financial officer.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
17.1 Resignation Letter of Jack Levine, C.P.A., dated October 22, 2007.
17.2 Resignation Letter of David Lucking, dated October 22, 2007.
99.1 Press Release dated October 25, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
October 25, 2007

PHARMANET DEVELOPMENT GROUP, INC.
By:	/s/ John P. Hamill
	Name:	John P. Hamill
	Title:	EVP and Chief Financial Officer